Exhibit (d)(2)

ASSUMPTION AGREEMENT

WHEREAS, Columbia Funds Series Trust, on behalf of its Columbia LifeGoal Growth Portfolio, Columbia LifeGoal Balanced Growth Portfolio, and Columbia LifeGoal Income and Growth Portfolio (collectively, the “Funds”), has entered into an investment management services agreement with Columbia Management Investment Advisers, LLC (the “Adviser”; formerly, RiverSource Investments, LLC) effective May 1, 2010 (the “Investment Management Services Agreement”);

WHEREAS, Part 3 of the Investment Management Services Agreement contemplates that the Adviser may expressly assume the expenses incurred in the operation of the Funds;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and in the Investment Management Services Agreement, the Adviser agrees as follows:

Expenses of the Funds. The Adviser hereby agrees to bear all fees and expenses of the Funds except taxes, brokerage fees and commissions, costs, including interest expenses, of borrowing money, extraordinary expenses, and any applicable Rule 12b-1 fees, shareholder servicing fees and/or shareholder administration fees. The expenses borne by the Adviser shall include, but not be limited to, custodian, transfer agent, legal and audit fees and costs, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to trustee and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, and the cost of preparing and printing prospectuses and statements of additional information distributed to the Funds’ shareholders.

IN WITNESS WHEREOF, the Adviser has caused this Agreement to be executed by its duly authorized officer designated below with such Agreement effective as of May 1, 2010.

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Amy K. Johnson
Name:	Amy K. Johnson
Title:	Senior Vice President

Acknowledged and Accepted:

COLUMBIA FUNDS SERIES TRUST on behalf of its Columbia LifeGoal Growth Portfolio, Columbia LifeGoal Balanced Growth Portfolio, and Columbia LifeGoal Income and Growth Portfolio

By:	/s/ Michael G. Clark
Name:	Michael G. Clark
Title:	Senior Vice President and Treasurer